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Exhibit 10.23

Alan L. Boeckmann
Chairman and Chief Executive Officer

Fluor Corporation
6700 Las Colinas Blvd.
W3A
Irving, TX 75039
USA

February 7, 2008

Mr. David Seaton
1408 Laurel Lane
Southlake, TX 76092

Dear David:

        It is my pleasure to inform you that the Organization and Compensation Committee of the Board of Directors has approved a special retention award for you which has been structured as follows:

Award Amount:	$3,000,000 total award value of which
	•	$2,000,000 is granted in 16,464 restricted stock units (RSUs) as of January 31, 2008 (the Board of Directors meeting date) at the Fluor stock closing price of $121.49 per share.
	•	$1,000,000 is credited to your Fluor Executive Deferred Compensation Program (EDCP) account as of January 31, 2008.
Retention Period:	January 31, 2008 through March 31, 2013.

Retention Agreement:	16,464 Restricted Stock Units
• 5,488 RSUs will vest on January 31, 2011 and be settled in shares less RSUs converted and withheld to satisfy applicable taxes.
• 5,488 RSUs will vest on January 31, 2012 and be settled in shares less RSUs converted and withheld to satisfy applicable taxes.
• 5,488 RSUs will vest on January 31, 2013 and be settled in shares less RSUs converted and withheld to satisfy applicable taxes.

$1,000,000 cash credited to your EDCP account
The initial cash award of $1,000,000 will be credited to your special deferred compensation account and invested in a money market account. You are eligible to change the initial investment option to other available investment options consistent with program administration.
The total $1,000,000 cash credited to your special deferred compensation account plus any accrued gains or losses will vest on March 31, 2013, if you are actively employed by the Company on that date.
You will need to make a distribution election using the enclosed form to correspond with this deferred award within 5 days after signing this agreement.

        You will earn your retention award (a) if you remain continuously employed by the Company as stated above or (b) if your employment terminates prior to the above date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control. If in the event your employment terminates prior to the earnout date for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the retention award will be forfeited.

        None of the restrictions set upon this award shall lapse unless and until the Company meets the performance goal of $226 million in net earnings for the fiscal year 2008 as adjusted by the Organization and Compensation Committee of the Board of Directors in its sole discretion to exclude the following events: (i) changes in accounting principles, (ii) accruals for reorganization and restructuring programs, (iii) extraordinary items as determined for financial statement purposes; and (iv) any special disposition of assets affecting operating cash flow. This performance goal is put in place to allow the Company to qualify this award under Internal Revenue Code (IRC) Section 162(m) for purposes of tax deductibility of the compensation.

        For purposes hereof, the term "Change of Control" shall be deemed to have occurred if, (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a "transaction"), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

        You expressly agree to maintain strict confidentiality of this retention award. You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, senior management of the Company and Executive Compensation Services. If disclosure is made to any other person, this award shall be forfeited.

        Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to Executive Compensation Services in the enclosed envelope for your employee records. You should also retain a copy for your file.

        If you should have any questions, please call me at 469.398.7148 or Lisa Schlepp a call at 469.398.7101.

Sincerely,

/s/ Alan L. Boeckmann

Alan L. Boeckmann

Agreed by:
/s/ David T. Seaton	19 Feb.08

David Seaton	Date

ALB:las

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  Exhibit 10.23